NIKE, INC. AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

This is the Amended and Restated Long-Term Incentive Plan of NIKE, Inc. for the payment of incentive compensation to designated employees.

Section 1. Definitions.

The following terms have the following meanings:

Board: The Board of Directors of the Company.

Code: The Internal Revenue Code of 1986, as amended, and all regulations, interpretations, and administrative guidance issued thereunder.

Committee: The Compensation Committee of the Board, provided however, if the Compensation Committee of the Board is not composed entirely of Outside Directors, the “Committee” shall mean a committee composed entirely of at least two Outside Directors appointed by the Board from time to time.

Company: NIKE, Inc.

Outside Directors: The meaning ascribed to this term in Section 162(m) of the Code.

Performance Period: The period of time for which Company performance is measured for purposes of a Target Award.

Performance Target: An objectively determinable level of performance as selected by the Committee to measure performance of the Company or any subsidiary, division, or other unit of the Company for the Performance Period based on one or more of the following: (a) net income, (b) net income before taxes, (c) operating income, (d) revenues, (e) return on sales, (f) return on equity, (g) earnings per share, (h) total shareholder return, (i) return on capital, (j) return on invested capital, (k) return on assets, (l) return on operating revenue, (m) earnings before any one or more of: interest, taxes, depreciation, amortization or stock-based compensation expense, (n) stock price, (o) cash flow; (p) operating margin or profit margin, (q) market share, or any of the foregoing with such objectively determinable adjustments, modifications or amendments, as the Committee may determine appropriate (including, but not limited to, for one or more of the items of gain, loss, profit or expense: (i) related to a change in tax law or accounting principles; (ii) determined to be extraordinary or unusual in nature or infrequent in occurrence; (iii) acquisitions; or (iv) divestitures), as determined by the Committee at the time of establishing a Performance Target.

Plan: The Amended and Restated Long-Term Incentive Plan of the Company.

Section 162(m) Award: An award under the Plan that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

Section 162(m) Exemption: The exemption from the limitation on deductibility imposed by Section 162(m) of the Code as set forth in Section 162(m)(4)(C) of the Code and the applicable rulings and regulations thereunder.

Target Award: An amount of compensation to be paid in cash to a Plan participant based on achievement of a particular Performance Target level, as established by the Committee.

Year: The fiscal year of the Company.

Section 2. Objectives.

The objectives of the Plan are to:

(a) recognize and reward on a long-term basis selected employees of the Company and its subsidiaries for their contributions to the overall profitability and performance of the Company; and

(b) permit compensation under the Plan to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

Section 3. Administration.

The Plan will be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

Section 4. Participation.

Target Awards may be granted under the Plan to any employee of the Company or a subsidiary of the Company who, in the discretion of the Committee, is likely to be a “covered employee” under Section 162(m) of the Code for the year in which such award is payable and any other individuals selected by the Committee who are employees of the Company or a subsidiary of the Company.

Section 5. Determination of the Performance Targets and Awards.

(a) Performance Targets and Awards. The Committee may grant awards to participants and establish Performance Targets and Target Award opportunities in its sole discretion. With respect to Section 162(m) Awards, the Committee shall establish Performance Targets and Target Award opportunities in writing within 90 days of the beginning of the applicable Performance Period. The Committee may establish (i) several Performance Target levels for each participant, each corresponding to a different Target Award opportunity, and (ii) different Performance Targets and Target Award opportunities for each participant in the Plan.

(b) Other Terms and Restrictions. The Committee may establish other restrictions to payment under a Target Award, such as a continued employment requirement, in addition to satisfaction of the Performance Targets. The Committee may also establish other subjective or objective goals, including individual Performance Targets, which it deems appropriate for determining an award; provided that, for any Section 162(m) Award, such goals may only be used for purposes of applying negative discretion in determining the award amount.

(c) Maximum Awards. The Committee shall not establish Target Award opportunities for any participant such that the maximum amount payable under Target Awards which have Performance Periods ending in any single Year exceeds $15,000,000.

Section 6. Determination of Plan Awards.

(a) With respect to any award that is not a Section 162(m) Award, at the conclusion of the Performance Period, the Committee shall determine the attainment of the Performance Targets for the Performance Period, the satisfaction of any other material terms of the awards and the calculation of the awards, in each case, in its discretion. Awards will be paid in accordance with the terms of the awards as soon as practicable following such determination.

(b) Section 162(m) Awards. With respect to Section 162(m) Awards, in accordance with Section 162(m)(4)(C)(iii) of the Code, at the conclusion of the Performance Period and prior to the payment of any award under the Plan, the Committee shall certify in writing the attainment of the Performance Targets for the Performance Period, and satisfaction of any other material terms of the awards, and the calculation of the awards. No Section 162(m) Award shall be paid if the related Performance Target is not met, unless provided by the Committee where the participant’s employment terminates due to the participant’s death or disability, or upon or following a change in ownership or control, to the extent permitted under Section 162(m) of the Code. The Committee may, in its sole discretion, reduce or eliminate (but not increase) any participant’s calculated Section 162(m) Award based on circumstances relating to the performance of the Company or the participant. Section 162(m) Awards will be paid in accordance with the terms of the awards as soon as practicable following the Committee’s certification of the awards.

Section 7. Termination of Employment.

The terms of a Target Award that is not a Section 162(m) Award may provide that in the event of a participant’s termination of employment for any reason during a Performance Period, the participant (or his or her beneficiary) may receive, at the time provided in Section 6 or such other time or times as the Committee may determine, all or any portion of the award to which the participant would otherwise have been entitled. Further, the Committee, in its sole discretion, may provide for payment at such time or times as the Committee may determine of all or a portion of a Target Award that is a Section 162(m) Award to a participant who terminates employment during a Performance Period due to the participant’s death or disability, or upon or following a change in ownership or control.

Section 8. Clawback Policy.

Unless otherwise provided at the time of establishing a Target Award, all awards under the Plan shall be subject to (a) any applicable securities, tax and stock exchange laws, rules, regulations and requirements relating to the recoupment or clawback of incentive compensation, (b) the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect at the time the Target Award is established, (c) such other policy for clawback or recoupment of incentive compensation as may subsequently be approved from time to time by the Committee and (d) any clawback or recoupment provisions set forth in any agreement or notice evidencing the participant’s Target Award. By acceptance of any payment under the Plan, a participant expressly agrees to repay to the Company any amount that may be required to be repaid under the applicable policy, agreement or legal requirement.

Section 9. Miscellaneous.

(a) Amendment and Termination of the Plan. The Committee, with the approval of the Board, may amend, modify or terminate the Plan or any award hereunder (including, for the avoidance of doubt, any award outstanding at the time of the amendment and restatement of the Long-Term Incentive Plan of the Company) at any time and from time to time; provided that (i) no such amendment, modification or termination shall adversely affect the payment of a Target Award without the participant’s consent and (ii) no such amendment, modification or termination may be effective without approval of the Company’s shareholders if such approval is necessary to comply with the requirements of the Section 162(m) Exemption. The Plan shall terminate at the first shareholder meeting that occurs in the fifth year after the Company’s shareholders approve (or re-approve) the Plan, unless it is re-approved by the shareholders at such shareholder meeting.

(b) No Assignment. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

(c) No Rights to Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries. The Company reserves the right to terminate a participant at any time for any reason notwithstanding the existence of the Plan.

(d) Beneficiary Designation. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of a participant’s death.

(e) Plan Unfunded. The entire cost of the Plan shall be paid from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities, nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

(f) Applicable Law. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the conflict of laws principles thereof.

(g) Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(h) Tax Withholding. The Company shall have the right to deduct from all cash payments made to a Participant under the Plan or, if deemed necessary by the Company, from wages or other cash compensation paid to the participant by the Company and/or a subsidiary, any applicable taxes (including social contributions or similar payments) required to be withheld with respect to such payments.

(i) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.